                   Exhibit 99.1

              TECHNOLOGY RESEARCH CORPORATION
           ANNOUNCES RETIREMENT OF ROBERT S. WIGGINS

CLEARWATER, FLORIDA, March 31, 2005 - Robert S. Wiggins, Chairman of the Board of Technology
Research Corporation (TRC), (NASDAQ-TRCI), announced today that he has decided to retire as a full time employee of the Company on March 31, 2005, after 17 years of service.  He will fulfill his duties as
Chairman of the Board through the upcoming annual meeting of shareholders in August 2005 and indicated he will not run for re-election to the Board.

Mr. Wiggins said, “This is a continuing part of the succession plan that has been contemplated for some time and began implementation following last year’s annual meeting of shareholders when Jerry T. Kendall was elected President and Chief Executive Officer. The Company is fortunate to have Jerry Kendall in this position.”  He added, “It has been rewarding to me personally that the Company’s core GFCI products, the
Fire Shield® technology and Military products are having such a positive impact in the market.”

Technology Research Corporation designs, manufactures and markets electrical safety products that save lives, protect people from serious injury from electrical shock and prevent electrical fires in the home and workplace. These products have worldwide application. The Company also supplies power monitoring and control equipment to the United States Military and its prime contractors.

“Safe Harbor” Statement: Certain statements made in this press release are forward looking in nature and, accordingly, are subject to risks and uncertainties. The actual results may differ materially from those described or contemplated.

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